Exhibit 3(a)(3)

                        CERTIFICATE OF AMENDMENT OF
                 RESTATED CERTIFICATE OF INCORPORATION OF
                    NORTHWESTERN PUBLIC SERVICE COMPANY


     Northwestern Public Service Company, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), by its Chairman of the Board of Directors and its Corporate Secretary, does hereby certify as follows:

     1. That the Board of Directors of the Company at a meeting of said Board duly called, convened and held on February 7, 1996, proposed six amendments to the Restated Certificate of Incorporation of the Company, as previously amended, which amendments affected Article Fourth of said Restated Certificate of Incorporation, and at said meeting adopted a resolution setting forth the amendments proposed, unanimously declaring their advisability, and directing that, at the Annual Meeting of Stockholders to be held on May 1, 1996, two amendments (the first of which is the first amendment below) be submitted to the holders of Common Stock of the Company, and four amendments (set forth as the second, third, fourth, and fifth amendments below) be submitted to the holders of Common Stock and the holders of Cumulative Preferred Stock of the Company, those being the only classes of stock of the Company having voting rights in respect of said proposed amendments and that the amendments so proposed and declared advisable by the Board of Directors of the Company which were approved (another proposed amendment presented to the holders of Common Stock failed to receive a favorable vote from a majority of the shares outstanding) are as follows:

                               AMENDMENT ONE

     That the first paragraph of Article Fourth of the Restated Certificate of Incorporation of Northwestern Public Service Company (the "Company"), as heretofore amended, is hereby amended to increase the total authorized capital stock of the Company by increasing to 1,000,000 the number of authorized shares of Preference Stock, of the par value of $50 per share, of the Company.

                               AMENDMENT TWO

     That the first paragraph of Article Fourth of the Restated Certificate of Incorporation of Northwestern Public Service Company (the "Company"), as heretofore amended, is hereby amended to increase the total authorized capital stock of the Company by increasing to 1,000,000 the number of authorized shares of Cumulative Preferred Stock, of the par value of $100 per share, of the Company (such Cumulative Preferred Stock being also called "New Preferred Stock" in said Restated Certificate of Incorporation).

                              AMENDMENT THREE

     That the Restated Certificate of Incorporation of Northwestern Public Service Company, as heretofore amended, is hereby amended by deleting therefrom in its entirety subparagraph (c)(i) in subdivision 6-I of Division A of Article Fourth therein.

                              AMENDMENT FOUR

     That the Restated Certificate of Incorporation of Northwestern Public Service Company, as heretofore amended, is hereby amended by deleting therefrom in its entirety subparagraph (a) in subdivision 6-II of Division A of Article Fourth.

                              AMENDMENT FIVE

     That the Restated Certificate of Incorporation of Northwestern Public Service Company, as heretofore amended, is hereby amended by deleting therefrom in its entirety Section 2 of Division B of Article Fourth.

     2. That the first paragraph of Article Fourth of the Restated Certificate of Incorporation of Northwestern Public Service Company, if restated to reflect Amendment One and Amendment Two, as stated above, would read as follows:

          The total authorized capital stock of the Company is (i) 1,000,000 shares of Cumulative Preferred Stock, of the par value of $100 per share (hereinafter called the "New Preferred Stock"),
     (ii) 1,000,000 shares of Preference Stock, if the par value of $50 per share, and (iii) 20,000,000 shares of Common Stock, of the par value of $3.50 per share.

     3. That subdivision 6-I of Division A of Article Fourth of the Restated Certificate of Incorporation of Northwestern Public Service Company, if restated to reflect Amendment Three, as stated above, would read as follows:

          I. So long as any shares of New Preferred Stock are outstanding, the Company shall not, without the affirmative vote given at a stockholders' meeting whereat the New Preferred Stock shall vote separately as a class, or without the written consent, of the record holders of two-thirds of the outstanding shares of New Preferred Stock:

               (a) Amend the provisions of the Certificate of Incorporation of the Company, as then in effect, so as to create or authorize any stock ranking prior in any respect to the shares of the New Preferred Stock then outstanding, or as to create or authorize any stock convertible into stock ranking prior in any respect to the shares of New Preferred Stock then outstanding, or issue any such prior-ranking stock or stock convertible into such prior-ranking stock; or

               (b) Change, by amendment of the Certificate of Incorporation of the Company, as then in effect, or otherwise, the terms and provisions of the New Preferred Stock so as to affect adversely the rights and preferences of the holders thereof; provided, however, that if any such amendment is adverse to the rights and preferences of the holders of one or more, but less than all, of the series of New Preferred Stock at the time outstanding, the vote or consent only of the holders of at least two-thirds of the total number of shares of each series so adversely affected shall be required; or

               (c) Issue any shares of New Preferred Stock or shares of any stock ranking pari passu with the New Preferred Stock as to dividends or liquidation rights, or any securities convertible into shares of New Preferred Stock or stock ranking pari passu with the New Preferred Stock as to dividends or liquidation rights, otherwise than in exchange for or for the purpose of effecting the redemption or other retirement of, not less than an equal number of shares of New Preferred Stock or shares of any stock ranking pari passu with the New Preferred Stock as to dividends or liquidation rights, at the time outstanding, unless the Common Stock equity as defined in subdivision 2 of Division B hereof shall be not less than the aggregate par value of all shares of New Preferred Stock and the aggregate par value or stated value of all other shares of stock, if any, ranking prior to or pari passu with the New Preferred Stock as to dividends or liquidation rights, which will be outstanding after the issue of the shares or convertible securities proposed to be issued.

     4. That subdivision 6-II of Division A of Article Fourth of the Restated Certificate of Incorporation of Northwestern Public Service Company, if restated to reflect Amendment Four, as stated above, would read as follows:

          So long as any shares of New Preferred Stock are outstanding, the Company shall not, without the affirmative vote given at a stockholders' meeting whereat the New Preferred Stock shall vote separately as a class, or without the written consent, of the record holders of a majority of the outstanding shares of New Preferred Stock:

               (a) Merge or consolidate the Company with or into any other corporation or corporations (provided that this provision shall not apply to a purchase or other acquisition by the Company of franchises or assets of another corporation in any manner which does not involve a statutory merger or consolidation); or

               (b) Sell, lease or exchange all or substantially all of the property and assets of the Company.

     No vote or consent of the holders of the New Preferred Stock shall be required under the provisions of this subdivision 6, if at or prior to the taking of any action described in this subdivision 6, provision is made for the retirement, by redemption or otherwise, of all shares of New Preferred Stock then outstanding.

     5. That Division B of Article Fourth of the Restated Certificate of Incorporation of Northwestern Public Service Company, if restated to reflect Amendment Five, as stated above, would read as follows:

     DIVISION B -- COMMON STOCK

     1.  Voting Rights

          The holders of the Common Stock shall be entitled to one vote for each share of such stock held by them at any meeting of stockholders for any purpose or matter submitted to a vote at a meeting of the stockholders. Any action required or permitted to be taken by the holders of the Common Stock shall be taken only at an annual meeting or special meeting of such holders and shall not be taken without a meeting by a consent in writing. Special meetings of stockholders of the corporation may be called at any time by the Chairman of the Board of Directors, by the President, by any one of the Vice Presidents, by the Secretary or upon the written request of the holders of a majority of the capital stock of the corporation outstanding at the time and entitled to vote on the matter or matters to be presented at the meeting, on at least ten days' notice to each stockholder by mail at such stockholder's last known post office address, specifying the time, place and object of the special meeting.

     2.  Distribution of Assets

          In the event of any liquidation, dissolution or winding up of the Company or any reduction of its capital resulting in any distribution of its assets to its stockholders, after there shall have been paid to or set apart for the holders of the New Preferred Stock and the Preference Stock the full preferential amounts to which they are entitled, the holders of the Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders.

     6. That thereafter pursuant to the aforesaid resolution of its Board of Directors, at the Annual Meeting of Stockholders of the Company duly held on May 1, 1996, and completed following an adjournment to May 8, 1996, holders of the necessary number of shares of Common Stock, as required by statute and the Restated Certificate of Incorporation of the Company, as amended, voted in favor of the first amendment hereinbefore set forth; and the holders of necessary of shares of Common Stock voting separately as a class and holders of the necessary number of shares of Cumulative Preferred Stock, all series thereof voting together as a single class, all as required by statute and the Restated Certificate of Incorporation of the Company, as amended, each voted in favor of the second, third, fourth, and fifth of such amendments.

     7. That accordingly, the amendments of the Restated Certificate of Incorporation of the Company, as hereinbefore set out, have been duly adopted in accordance with the provisions of Section 242 of Title 8 of the Delaware Code.

     8. The capital of the Company will not be reduced under or by reason of the amendments.

     IN WITNESS WHEREOF, said Northwestern Public Service Company has caused its corporate seal to be hereunto affixed and this certificate to be signed by R. A. Wilkens, its Chairman of the Board of Directors, and attested by Alan D. Dietrich, its Corporate Secretary, this 16th day of May, 1996.

                    NORTHWESTERN PUBLIC SERVICE COMPANY

                    By      /s/ R. A. Wilkens
                    ___________________________________
                         R. A. Wilkens
                         Chairman of the Board of Directors

Attest:

   /s/ Alan D. Dietrich
______________________________
Alan D. Dietrich, Corporate Secretary

(Corporate Seal)
Northwestern Public Service Company
1923
Delaware